                                                              [DOUBLECLICK LOGO]

For Immediate Release

                    INVESTOR CONTACT:  Jason McGruder
                                       Manager, Investor Relations
                                       212-381-5182

                       PRESS CONTACT:  Jennifer Blum
                                       VP, Public Relations
                                       212-381-5705

                 DOUBLECLICK REPORTS SECOND QUARTER 2004 RESULTS
                         Company updates FY2004 outlook

New York, NY, July 22, 2004 -- DoubleClick Inc. (NASDAQ: DCLK), the leading provider of marketing solutions for advertising agencies, marketers and web publishers, today announced financial results for the second quarter ended June 30, 2004, and updated its business outlook for 2004.

                                                      2Q04          2Q03
                                                      ----          ----
Revenue (000's)                                     $ 69,153      $ 63,556
GAAP Net Income (000's)                             $  3,881      $  5,831
GAAP EPS                                            $   0.03      $   0.04

Total Company revenue came in below DoubleClick's previously issued outlook, primarily due to year-over-year declines in revenue from its Abacus and Ad Management divisions. These declines were mainly a result of lower-than-anticipated mailings by customers in the U.S. retail business-to-consumer (B-to-C) Abacus Alliance and continued softness in the Publisher portion of DoubleClick's Ad Management business. Due to an increase in planned investments in its businesses, coupled with lowered growth expectations in Abacus and Ad Management, the Company now expects revenue and net income for the full year 2004 to be below previous guidance.

"While several of our newer businesses continued to show growth, we are not satisfied with our overall results," said Kevin Ryan, Chief Executive Officer, DoubleClick. "We are focused on enhancing the performance of our core businesses, even as we continue to invest in our newer products. These increased investments may dampen our results in the short term, but we believe that they are necessary to improve long term growth."

SECOND QUARTER RESULTS

DoubleClick reported revenue for the second quarter of $69.2 million versus $63.6 million in the year-ago period. GAAP net income for the most recent quarter was $3.9 million, or $0.03 per share, compared with $5.8 million, or $0.04 per share, in the second quarter of 2003. The Company achieved gross margins of 68.4% during the quarter compared to 64.7% in the year-ago period. EBITDA(1) was $10.7 million for the second quarter of 2004 compared to $16.4 million in the year-ago period. GAAP earnings and EBITDA for the second quarter of 2003 benefited from a net restructuring credit of $6.9 million associated with the Company's facilities. This credit was partially offset by a $4.4 million loss in connection with the redemption of the Company's 4.75% convertible subordinated notes.

----------
1 EBITDA, (or Earnings Before Interest, Tax, Depreciation, and Amortization), is a non-GAAP financial measure. Please see the attached schedule for a reconciliation of GAAP net income to EBITDA. Please see the Form 8-K filed on July 22, 2004 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and of how and when management uses EBITDA.

DoubleClick generated $15.0 million in cash flow from operations during the second quarter. The Company had $541.6 million in cash and marketable securities, and had a net cash(2) position of $403.2 million, or $3.06 per share, as of June 30, 2004. This reflects the net $49.6 million used for the acquisition of Performics Inc. and the $38.0 million used in connection with the open market repurchase of approximately 4.7 million shares of DoubleClick's common stock in 2Q04.

"We have repurchased over $59 million in stock since our board authorized a $100 million buy-back program late last year," added Ryan. "We are currently generating positive cash flow from operations and have plenty of cash on hand to invest in the business."

TECHSOLUTIONS

The TechSolutions segment reported second quarter revenue of $46.4 million versus $43.5 million in 2Q03. The 2Q04 figure includes Marketing Resource Management (MRM) sales because of DoubleClick's acquisition of SmartPath, Inc. in 1Q04. Overall TechSolutions gross margins were 73.0%, an increase from 61.9% in the June quarter of 2003. Overall TechSolutions operating margins were 20.6%, an increase from 9.3% in the second quarter of 2003.

The year-over-year improvement in TechSolutions revenue was a result of an increase in Marketing Automation revenue more than offsetting a decline in Ad Management revenue. TechSolutions gross margins and operating margins improved primarily because of decreases in cost of revenue and operating expenses in both Ad Management and Marketing Automation.

The Company's Ad Management revenue was $31.8 million in 2Q04 versus $32.6 million in the year-ago period. The year-over-year revenue decline occurred mainly because the increase in revenue from Advertiser customers and the addition of sales from the Company's new Rich Media solution did not outweigh lower-than-expected aggregate revenue from Publisher clients.

DoubleClick has signed several new contracts for use of its ad serving and/or Rich Media solutions since April 1, 2004. Recent wins include About.com, Lemontonic, Publicis, SI.com, UNext, Washington Post, and Weather.com.

The Company's Marketing Automation products had revenues of $14.6 million in the most recent quarter, against $10.9 million in 2Q03. Organic revenue in this division rose at double-digit rates primarily due to new customer acquisition. In addition, the Company's Marketing Automation results improved because they now include MRM sales. New Marketing Automation agreements have been reached with clients including A&E Television, Folksam, and Ingram Industries.

"We are particularly pleased with the recent progress we have seen in the email portion of our Marketing Automation division. This business had positive operating income in 2Q04, and with top line up 12%, this was the first quarter since 2002 in which we have seen double-digit increases in year-over-year email revenue," said David Rosenblatt, President of DoubleClick. "We continue to offer both bundled and stand-alone solutions to our clients, and this approach has enabled us to have better than 95% average client retention among our top Ad Management and Marketing Automation customers over the past year."

On June 24, 2004, DoubleClick completed its acquisition of Performics Inc., a privately-held search engine marketing and affiliate marketing company based in Chicago. The results for Performics will be reported as a third division of TechSolutions, and will be included in DoubleClick's 3Q04 consolidated statements of operations. DoubleClick has reflected this acquisition on its balance sheet as of June 30, 2004.

----------
2 Net cash may be considered a non-GAAP financial measure and is defined as gross cash and cash equivalents of $77.5 million, restricted cash of $15.4 million, and investments in marketable securities of $448.7 million minus zero coupon convertible subordinated notes of $135.0 million, and capital lease obligations and loans payable of $3.4 million. Please see the Form 8-K filed on July 22, 2004 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and of how and when management uses this measure.

Performics helps clients automate their paid placement, paid inclusion, and comparison shopping listings across multiple search providers and publishers. Performics also provides the infrastructure for affiliate marketing, through which marketers manage, track, and report on their offers across multiple affiliate sites. The 200-plus Performics client roster includes America Online, Bose, Eddie Bauer, HP Shopping, Kohl's, L.L.Bean, Motorola, Northern Tool, Target, and Williams-Sonoma. DoubleClick has already begun selling Performics's solutions as stand-alone offerings to its existing customer base, and plans to integrate its search tool with existing Ad Management solutions.

DATA

DoubleClick reported Data revenue of $22.8 million in 2Q04, up 13.4% from $20.1 million in 2Q03. The Data segment's top line increased because the inclusion of Data Management sales more than offset the drop in Abacus revenue. DoubleClick acquired its Data Management business on June 30, 2003, and began recognizing revenue for the division in 3Q03. Abacus quarterly revenue declined by 2.4% year-over-year, to $19.6 million. Data Management recorded $3.2 million in revenue for 2Q04. Overall Data gross margins were 59.2% for the quarter, against 70.7% for 2Q03. Data operating margins were 10.4%, versus 29.2% in last year's June quarter.

The year-over-year decrease in Abacus revenue stemmed mainly from continued sluggishness in the U.S. B-to-C catalogue market leading to fewer mailings from large Abacus customers. The U.S. Business-to-Business (B-to-B) and International Alliances continued to see double-digit revenue increases. Quarterly Data segment gross and operating margins declined year-over-year primarily because of the decline in B-to-C revenue and because a greater percentage of Data sales came from the segment's smaller and relatively fast growing, but lower margin businesses.

During the quarter, DoubleClick added 30 net new Abacus Alliance members globally. This figure includes new Alliance members in the US, the UK, Australia, and Japan.

REVISED 2004 OUTLOOK

DoubleClick is adjusting its full-year 2004 outlook due to lower-than anticipated results from its Abacus B-to-C Alliance and the Publisher portion of its Ad Management division. DoubleClick believes that the recent addition of Performics will partially offset its reduced Abacus and Ad Management revenue outlook. The Company expects the acquisition to reduce GAAP net income by $0.01 per share in 2004 due to integration costs and amortization of intangibles. DoubleClick believes that the acquisition will be immediately accretive in terms of EBITDA, and that it will be accretive to EBITDA and GAAP net income in 2005. Finally, the Company intends to increase spending in several key businesses, particularly in Ad Management, because the Company believes that additional investment in these areas is critical to improve growth in its core businesses.

THIRD QUARTER 2004 OUTLOOK

DoubleClick expects third quarter revenue to be between $76 million and $82 million. The Company anticipates recording GAAP earnings of between $0.02 and $0.05 per share.

The Company expects total Company gross margins to be in the high 60s to low 70s percentage range. GAAP operating expenses are expected to be between $50 million and $53 million. Items in interest and other, net and taxes are expected to be neutral to earnings, based on an assumed tax rate of approximately 15%.

The Company's segment projections for the third quarter of 2004 are as follows:

- TechSolutions revenue is estimated to be between $46 million and $50 million, including $28 to $31 million from Ad Management and $13 to $15 million from Marketing Automation. Approximately $4 million of this segment's revenue should come from Performics. Overall TechSolutions gross margins are expected to be in the low 70s percentage range.

- Data revenue is estimated to be between $30 million and $33 million, including approximately $3.5 million from Data Management, and overall Data gross margins should be in the high 60s to low 70s percentage range.

FULL-YEAR 2004 OUTLOOK

DoubleClick expects 2004 revenue to be between $290 million and $305 million. The Company anticipates recording GAAP earnings of between $0.13 and $0.17 per share.

The Company expects total Company gross margins to be in the high 60s to low 70s percentage range. GAAP operating expenses should be between $185 million and $195 million. Items in interest and other, net and taxes are expected to be approximately $3.5 million, based on an assumed tax rate of approximately 15%.

The Company's segment projections for Full Year 2004 are as follows:

- TechSolutions revenue is expected to be between $187 million and $197 million, including $121 to $128 million from Ad Management and $56 to $59 million from Marketing Automation. Approximately $10 million of TechSolutions' revenue is expected to be generated by Performics. Overall TechSolutions gross margins are expected to be in the low 70s percentage range.

- Data revenue should be between $101 million and $108 million, including approximately $13 million from Data Management, and overall Data gross margins should be in the mid 60s percentage range.

"In our B-to-C Abacus Alliance and traditional ad serving products, we have two very strong businesses in terms of profitability and operating cash flow, which have nonetheless not grown as expected this quarter," said Bruce Dalziel, Chief Financial Officer, DoubleClick. "We have a healthy balance sheet, improving margins, positive operating cash flow and GAAP net income, and overall we remain in good financial shape. Our revised guidance reflects our commitment to improving the long term results in our core businesses."

CONFERENCE CALL TODAY

The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 4:30 p.m. EDT. This call will be available live via Webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at http://ir.doubleclick.net. Institutional investors can also access the call via www.streetevents.com.

Additional financial metrics can be found in the "Financial Reports" section of DoubleClick's Investor Relations website, at ir.doubleclick.net.

ABOUT DOUBLECLICK

DoubleClick (www.doubleclick.net) is the leading provider of solutions for advertising agencies, marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick's marketing solutions (online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management, and marketing resource management) help clients yield the highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.

NOTE: This press release includes forward-looking statements, including earnings and revenue projections and plans set forth under the sections titled "Third Quarter 2004 Outlook," "Full-year 2004 Outlook," and "Revised 2004 Outlook" above, as well as sentences using the words "expects," "plans," "should", or "believes" and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                      # # #

                                - -Continued - -

                               DOUBLECLICK INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
             (Unaudited, in thousands, except per share amounts)

                                                                              Three Months Ended              Six Months Ended
                                                                                  June 30,                         June 30,
                                                                          -------------------------       -------------------------
                                                                             2004            2003            2004            2003
                                                                          ---------       ---------       ---------       ---------
Revenue:
   Technology                                                             $  46,365       $  43,469       $  91,662       $  84,997
   Data                                                                      22,788          20,087          45,538          38,613
                                                                          ---------       ---------       ---------       ---------
       Total revenue                                                         69,153          63,556         137,200         123,610

Cost of revenue                                                              21,829          22,448          44,394          44,395
                                                                          ---------       ---------       ---------       ---------

   Gross profit                                                              47,324          41,108          92,806          79,215

Operating expenses:
   Sales and marketing                                                       23,505          20,852          49,155          40,508
   General and administrative                                                 8,860           8,360          16,934          17,226
   Product development                                                       10,993           8,528          19,484          16,573
   Amortization of intangibles                                                1,188           1,240           1,825           3,319
   Restructuring credits                                                       --            (6,871)           --            (6,871)
                                                                          ---------       ---------       ---------       ---------
     Total operating expenses                                                44,546          32,109          87,398          70,755

Income from operations                                                        2,778           8,999           5,408           8,460

Other income (expense)
   Equity in losses of affiliates                                              (384)         (1,048)           (570)         (2,313)
   Gain on distribution from affiliate                                         --              --             2,400            --
   Loss on early extinguishment of debt                                        --            (4,406)           --            (4,406)
   Interest and other, net                                                    2,317           2,589           5,791           5,632
                                                                          ---------       ---------       ---------       ---------
    Total other income (expense)                                              1,933          (2,865)          7,621          (1,087)

Income before income taxes                                                    4,711           6,134          13,029           7,373
Provision for income taxes                                                     (830)           (303)         (1,455)           (636)
                                                                          ---------       ---------       ---------       ---------

Net income                                                                $   3,881       $   5,831       $  11,574       $   6,737
                                                                          =========       =========       =========       =========

Basic net income per share                                                $    0.03       $    0.04       $    0.09       $    0.05
                                                                          =========       =========       =========       =========

Weighted average shares used in basic net income per share                  134,824         136,922         135,961         136,679
                                                                          =========       =========       =========       =========

Diluted net income per share                                              $    0.03       $    0.04       $    0.08       $    0.05
                                                                          =========       =========       =========       =========

Weighted average shares used in diluted net income per share                137,636         140,434         139,360         139,597
                                                                          =========       =========       =========       =========

                                    DOUBLECLICK INC.
                              CONSOLIDATED BALANCE SHEETS
                    (Unaudited, in thousands, except share amounts)


                                                                    June 30,     December 31,
                                                                      2004           2003
                                                                  -----------    -----------
                                         ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                         $    77,522    $   183,484
Investments in marketable securities                                  183,839        151,898
Restricted cash                                                         3,728         16,328
Accounts receivable, net of allowances of $7,780 and
   $7,519, respectively                                                66,160         51,491
Prepaid expenses and other current assets                              19,234         17,473
                                                                  -----------    -----------
          Total current assets                                        350,483        420,674

Investments in marketable securities                                  264,822        312,434
Restricted cash                                                        11,668         11,668
Property and equipment, net                                            76,933         75,786
Goodwill                                                               68,293         18,658
Intangible assets, net                                                 33,111         10,847
Investment in affiliates                                               15,135         13,422
Other assets                                                           13,615         14,408
                                                                  -----------    -----------

          Total assets                                            $   834,060    $   877,897
                                                                  ===========    ===========


                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                  $     4,897    $     4,164
Accrued expenses and other current liabilities                         60,453         62,741
Current portion of capital lease obligations and loans payable          3,416            411
Deferred revenue                                                        9,762          8,188
                                                                  -----------    -----------
          Total current liabilities                                    78,528         75,504

Convertible subordinated notes - Zero Coupon, due 2023                135,000        135,000
Other long term liabilities                                            26,503         27,046

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized,
   none outstanding                                                        --             --
Common stock, par value $0.001; 400,000,000 shares authorized,
   140,209,258 and 139,329,875 shares issued, respectively                140            139
Treasury stock, 8,442,325 and 1,846,170 shares, respectively          (70,385)       (10,396)
Additional paid-in capital                                          1,292,525      1,287,775
Accumulated deficit                                                  (637,949)      (649,523)
Other accumulated comprehensive income                                  9,698         12,352
                                                                  -----------    -----------
          Total stockholders' equity                                  594,029        640,347
                                                                  -----------    -----------

          Total liabilities and stockholders' equity              $   834,060    $   877,897
                                                                  ===========    ===========

                                    DOUBLECLICK INC.
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited, in thousands)

                                                                                Three Months Ended            Six Months Ended
                                                                                     June 30,                      June 30,
                                                                             ------------------------------------------------------
                                                                                2004           2003           2004           2003
                                                                             ---------      ---------      ---------      ---------
OPERATING ACTIVITIES
    Net income                                                               $   3,881      $   5,831      $  11,574      $   6,737
    Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and leasehold amortization                                   6,352         10,164         13,797         20,353
       Amortization of intangible assets                                         2,097          2,031          3,609          4,980
       Equity in losses of affiliates                                              384          1,048            570          2,313
       Gain on distribution from affiliate                                        --             --           (2,400)          --
       Loss on early extinguishment of debt                                       --            4,406           --            4,406
       Other non-cash items                                                        500            353          1,397          1,202
       Provisions for bad debts and advertiser discounts                         3,384          1,379          5,958          3,258
       Changes in operating assets and liabilities, net
       of the effect of acquisitions:
           Accounts receivable                                                   2,248            (19)        (3,186)           (71)
           Prepaid expenses and other assets                                     2,201            545            317          3,892
           Accounts payable                                                       (478)        (4,344)           732         (3,677)
           Lease termination and related payments                                 --          (14,400)        (7,625)       (14,400)
           Accrued expenses and other liabilities                               (3,184)        (8,460)       (16,191)       (28,829)
           Deferred revenue                                                     (2,410)           899           (928)         4,184
                                                                             ---------      ---------      ---------      ---------

       Net cash provided by (used in) operating activities                      14,975           (567)         7,624          4,348

INVESTING ACTIVITIES
    Purchases of investments in marketable securities                          (20,684)      (106,116)       (95,084)      (236,195)
    Maturities of investments in marketable securities                          55,072        157,964        106,592        335,139
    Restricted cash                                                                500        (26,861)        12,600        (30,811)
    Purchases of property and equipment                                         (6,054)        (3,030)       (12,123)       (11,227)
    Proceeds from distribution from affiliate                                     --             --            2,400           --
    Investment in Abacus Deutschland                                              --             --             (471)          --
    Acquisition of businesses, net of cash acquired                            (49,557)        (2,757)       (72,002)        (2,757)
    Proceeds from sale of investment in affiliates                                --             --             --              656
    Proceeds from sale of intangible asset, net                                   --              900           --              900
                                                                             ---------      ---------      ---------      ---------

       Net cash (used in) provided by investing activities                     (20,723)        20,100        (58,088)        55,705

FINANCING ACTIVITIES
    Proceeds from the issuance of common stock and the exercise
    of stock options, net                                                          911          1,356          3,354          2,266
    Proceeds from issuance of convertible subordinated notes, net                 --          131,963           --          131,963
    Purchases of treasury stock                                                (37,984)          --          (58,423)          --
    Payments under capital lease obligations and notes payable                    (106)        (1,890)          (285)        (3,681)
                                                                             ---------      ---------      ---------      ---------

       Net cash (used in) provided by  financing activities                    (37,179)       131,429        (55,354)       130,548

Effect of exchange rate changes on cash                                           (806)         2,802           (144)         2,693
                                                                             ---------      ---------      ---------      ---------

Net (decrease) increase in cash and cash equivalents                           (43,733)       153,764       (105,962)       193,294

Cash and cash equivalents at beginning of period                             $ 121,255      $ 163,201      $ 183,484      $ 123,671
                                                                             ---------      ---------      ---------      ---------

Cash and cash equivalents at end of period                                   $  77,522      $ 316,965      $  77,522      $ 316,965
                                                                             =========      =========      =========      =========

                                DOUBLECLICK INC.
                   RECONCILIATION OF EBITDA TO GAAP NET INCOME
                            (Unaudited, in thousands)

                                                                  Three Months Ended             Six Months Ended
                                                                        June 30,                      June 30,
                                                                -----------------------       -----------------------
                                                                  2004           2003           2004           2003
                                                                --------       --------       --------       --------
GAAP net income                                                 $  3,881       $  5,831       $ 11,574       $  6,737
    Plus tax provision                                               830            303          1,455            636
    Less interest income, net                                     (2,412)        (1,919)        (5,060)        (4,833)
    Plus amortization of intangibles (1)                           2,097          2,031          3,609          4,980
    Plus depreciation and leasehold amortization                   6,352         10,164         13,797         20,353
                                                                --------       --------       --------       --------
   EBITDA                                                       $ 10,748       $ 16,410       $ 25,375       $ 27,873
                                                                ========       ========       ========       ========

(1) For the three months ended June 30, 2004 and June 30, 2003, $0.9M and $0.8M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations. For the six months ended June 30, 2004 and June 30, 2003, $1.8M and $1.7M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations.